Farmer Mac Reports First Quarter 2018 Results
Record Outstanding Business Volume of $19.4 Billion
WASHINGTON, May 10, 2018— The Federal Agricultural Mortgage Corporation (Farmer Mac; NYSE: AGM and AGM.A) today announced its results for the fiscal quarter ended March 31, 2018, which included $372.1 million in net new business volume growth that brought total outstanding business volume to $19.4 billion as of March 31, 2018. Farmer Mac's net income attributable to common stockholders for first quarter 2018 was $22.5 million ($2.10 per diluted common share), compared to $16.7 million ($1.55 per diluted common share) in fourth quarter 2017 and $18.6 million ($1.73 per diluted common share) in first quarter 2017. Farmer Mac's first quarter 2018 core earnings, a non-GAAP measure, were $21.8 million ($2.03 per diluted common share), compared to $17.9 million ($1.65 per diluted common share) in fourth quarter 2017 and $15.0 million ($1.39 per diluted common share) in first quarter 2017.
"Our first quarter 2018 results demonstrate the talent and commitment of the exceptional team here at Farmer Mac," said Chairman of the Board and Acting President and Chief Executive Officer Lowell Junkins. "During the quarter, Farmer Mac maintained good fundamental trends in business volume and strong asset quality, positioning itself for continued success in 2018. The business opportunities in front of Farmer Mac are robust, and we continue to make significant investments in our people, technology, and infrastructure to maintain our leadership position in financing rural America."
Earnings
Farmer Mac's net income attributable to common stockholders in first quarter 2018 was $22.5 million ($2.10 per diluted common share), compared to $16.7 million ($1.55 per diluted common share) in fourth quarter 2017 and $18.6 million ($1.73 per diluted common share) in first quarter 2017.
The $5.8 million sequential increase in net income attributable to common stockholders was driven by an increase of $1.5 million after-tax in net interest income and the impact of the lower federal corporate income tax rate, which resulted in a $4.5 million decrease in income tax expense for first quarter 2018. Also contributing to the sequential increase were (1) the absence in first quarter 2018 of $1.4 million in income tax expense resulting from the re-measurement of deferred tax assets recorded in fourth quarter 2017 due to the enactment of the new federal income tax legislation; and (2) a decrease of $0.7 million after-tax in total allowance for losses. The increase was offset in part by (1) a $1.6 million after-tax decrease in gains in fair value of financial derivatives and hedged assets; and (2) a $1.1 million after-tax increase in compensation and employee benefits expenses due to the absence in first quarter 2018 of the recoupment of compensation costs that occurred in fourth quarter 2017 as a result of the termination of employment of Farmer Mac's former President and Chief Executive Officer in December 2017.
The $3.9 million year-over-year increase in net income attributable to common stockholders was driven by an increase of $4.9 million after-tax in net interest income. Also contributing to the year-over-year increase was the aforementioned $4.5 million decrease in income tax expense. The increase was offset in part by (1) a $5.0 million after-tax decrease in gains in fair value of financial derivatives and hedged assets; and (2) a $0.9 million after-tax increase in non-interest expense in first quarter 2018, primarily attributable to higher compensation and employee benefits expenses and higher general and administrative ("G&A") expenses.
Farmer Mac's non-GAAP core earnings in first quarter 2018 were $21.8 million ($2.03 per diluted common share), compared to $17.9 million ($1.65 per diluted common share) in fourth quarter 2017 and $15.0 million ($1.39 per diluted common share) in first quarter 2017.
The $3.9 million sequential increase in core earnings was primarily attributable to (1) a decrease in income tax expense of $5.5 million in first quarter 2018 attributable primarily to the lower federal corporate income tax rate; and (2) a $0.7 million after-tax decrease in credit-related expenses due to a release of the total allowance for losses of $0.3 million after-tax in first quarter 2018 compared to a provision to the total allowance for losses of $0.4 million after-tax in fourth quarter 2017. The increase was offset in part primarily by a $1.1 million after-tax increase in operating expenses, driven by higher compensation and employee benefits expenses. The increase in compensation and employee benefits expenses was due to the absence in first quarter 2018 of the recoupment of compensation costs that occurred in fourth quarter 2017 as a result of the termination of employment of Farmer Mac's former President and Chief Executive Officer in December 2017.
The $6.8 million year-over-year increase in core earnings was primarily attributable to a $3.6 million after-tax increase in net effective spread. Also contributing to the increase were (1) a $2.6 million decrease in income tax expense attributable to the lower federal corporate income tax rate; and (2) a $0.7 million decrease in credit-related expenses, primarily attributable to a release of the total allowance for losses of $0.3 million after-tax in first quarter 2018 compared to a provision to the total allowance for losses of $0.4 million after-tax in first quarter 2017. The year-over-year increase in core earnings was offset in part by a $0.7 million after-tax increase in operating expenses.

See "Use of Non-GAAP Measures" below for more information about core earnings, core earnings per share, and net effective spread and for reconciliations of the comparable GAAP measures to these non-GAAP measures.
Business Volume Highlights
During first quarter 2018, Farmer Mac added $1.4 billion of new business volume, compared to $1.1 billion in first quarter 2017. Specifically, Farmer Mac:

•	purchased $813.3 million of AgVantage securities;

•	purchased $259.1 million of newly originated Farm & Ranch loans;

•	added $159.1 million of Farm & Ranch loans under LTSPCs;

•	purchased $89.2 million of USDA Securities;

•	issued $34.3 million of Farmer Mac Guaranteed USDA Securities; and

•	purchased $8.6 million of Rural Utilities loans.
After $992.3 million of maturities and principal paydowns on existing business during first quarter 2018, Farmer Mac's outstanding business volume increased by $372.1 million from December 31, 2017 to $19.4 billion as of March 31, 2018. The increase in Farmer Mac's outstanding business volume was driven by net portfolio growth in AgVantage securities from one of Farmer Mac's long-standing issuers, National Rural Utilities Cooperative Finance Corporation ("CFC"), which increased its outstanding AgVantage business volume with Farmer Mac by $313.9 million in first quarter 2018. Farmer Mac also experienced net portfolio growth in AgVantage securities from Rabobank N.A., which increased its outstanding AgVantage business volume with Farmer Mac by $100.0 million in first quarter 2018. Farmer Mac also grew its Farm & Ranch portfolio by $75.6 million despite the large amount of repayments occurring during first quarter as a result of the January 1 payment date on almost all loans in that portfolio. Farmer Mac's net portfolio growth was offset by a decrease of $120.0 million in outstanding business volume resulting from the partial termination of an outstanding LTSPC pool of loans with CFC in the Rural Utilities line of business.
Spreads
Net interest income was $43.2 million for first quarter 2018, compared to $41.3 million for fourth quarter 2017 and $37.1 million for first quarter 2017. The overall net interest yield was 0.98 percent for first quarter 2018, compared to 0.94 percent for fourth quarter 2017 and 0.96 percent for first quarter 2017.
The $1.9 million sequential increase was driven primarily by fair value changes on financial derivatives and corresponding financial assets and liabilities in fair value hedge relationships. Effective first quarter 2018, Farmer Mac adopted Accounting Standard Update ("ASU") 2017-12, "Derivatives and Hedging (Topic 815): Targeted Improvements to Accounting for Hedging Activities." The new accounting guidance requires the changes in the fair value of both the financial derivative designated in a fair value hedge relationship and the corresponding hedged item to be recorded in the same line item in Farmer Mac's consolidated statements of operations. Thus, Farmer Mac recognizes changes in fair value of both the financial derivatives and corresponding hedged items within net interest income in its consolidated statements of operations. Prior to first quarter 2018, changes in the fair value of financial derivatives designated in a fair value hedge relationship were recognized in "Gains/(losses) on financial derivatives and hedging activities" in Farmer Mac's consolidated statements of operations. Also contributing to the increase was net growth in Farm & Ranch loans and on-balance sheet AgVantage securities. Another factor contributing to the increase was the effect of an increase in short-term interest rates on assets and liabilities indexed to LIBOR due to the Federal Reserve's decisions since December 2017 to raise the target range for the federal funds rate. This effect on net interest income occurred because interest expense used to calculate net interest income does not include all the funding expenses related to these assets, specifically the expense on financial derivatives not designated in hedge relationships. The increase in net interest income was offset in part by an increase in net yield adjustments related to amortization of premiums and discounts on assets consolidated at fair value. The 4 basis point sequential increase in net interest yield was primarily attributable to the aforementioned fair value changes on financial derivatives and corresponding financial assets and liabilities in fair value hedge relationships included in net interest income in first quarter 2018.
The $6.2 million year-over-year increase in net interest income was driven by net growth in on-balance sheet AgVantage securities, Farm & Ranch loans, and USDA Securities. Another factor contributing to the increase was the effect of an increase in short-term interest rates on assets and liabilities indexed to LIBOR due to the Federal Reserve's decisions since December 2016 to raise the target range for the federal funds rate. As noted above, the effect on net interest income occurred because interest expense does not include the expense on financial derivatives not designated in hedge relationships. Also contributing to the increase were the aforementioned fair value changes on financial derivatives and corresponding financial assets and liabilities in fair value hedge relationships. The increase was offset in part by an increase in net yield adjustments related to amortization of premiums and discounts on assets consolidated at fair value. The 2 basis point year-over-year increase in net interest yield was primarily driven by an increase in the aforementioned fair value changes on financial derivatives and corresponding financial assets and liabilities in fair value hedge relationships included in net interest income in first quarter 2018. This increase was offset in part by the dilutive effect of the refinancing of a $1.0 billion AgVantage security in second quarter 2017, $970.0 million of which was previously held by third party investors and reported as off-balance sheet business volume in the Institutional Credit line of business.
Farmer Mac's net effective spread, a non-GAAP measure, was $37.1 million for first quarter 2018,

compared to $37.5 million for fourth quarter 2017 and $32.5 million for first quarter 2017. In percentage terms, net effective spread for first quarter 2018 was 0.91 percent, compared to 0.93 percent for fourth quarter 2017 and 0.90 percent for first quarter 2017. Farmer Mac uses net effective spread as an alternative measure to net interest income because management believes it is a useful metric that reflects the economics of the net spread between all the assets owned by Farmer Mac and all related funding, including any associated derivatives, some of which may not be included in net interest income.
The $0.4 million and 2 basis point sequential decrease in net effective spread in dollars and percentage terms was primarily attributable to two fewer days of interest in first quarter 2018 compared to fourth quarter 2017. The $4.6 million year-over-year increase in net effective spread in dollars was primarily attributable to the growth in outstanding business volume, which increased net effective spread by approximately $3.9 million. The 1 basis point year-over-year increase in net effective spread in percentage terms was primarily attributable to changes in Farmer Mac's funding strategies and improvements in LIBOR-based short-term funding costs for floating rate assets indexed to LIBOR and a reduction in the average balance of lower earning investment securities.
Credit
In the Farm & Ranch portfolio, 90-day delinquencies were $47.6 million (0.69 percent of the Farm & Ranch portfolio), compared to $48.4 million (0.71 percent of the Farm & Ranch portfolio) as of December 31, 2017 and $50.8 million (0.81 percent of the Farm & Ranch portfolio) as of March 31, 2017. Those 90-day delinquencies were comprised of 65 delinquent loans as of March 31, 2018, compared with 51 delinquent loans as of December 31, 2017 and 57 delinquent loans as of March 31, 2017. The modest decrease in 90-day delinquencies compared to December 31, 2017 is primarily attributable to (1) lower than expected seasonal delinquencies associated with loans that have annual (January 1st) and semi-annual (January 1st and July 1st) payment terms, which account for most of the loans in the Farm & Ranch portfolio; and (2) a paydown on $15.3 million in permanent planting loans to a single borrower that resulted in the loans becoming current.
Farmer Mac's 90-day delinquencies have historically fluctuated from quarter to quarter, both in dollars and as a percentage of the outstanding Farm & Ranch portfolio, with higher levels generally observed at the end of the first and third quarters and lower levels generally observed at the end of the second and fourth quarters of each year as a result of the annual (January 1st) and semi-annual (January 1st and July 1st) payment terms of most Farm & Ranch loans. Farmer Mac believes that it remains adequately collateralized on its delinquent loans. Farmer Mac expects that over time its 90-day delinquency rate will eventually revert closer to, and possibly exceed, Farmer Mac's historical average due to macroeconomic factors and the cyclical nature of the agricultural economy. Farmer Mac's average 90-day delinquency rate as a percentage of its Farm & Ranch portfolio over the last 15 years is approximately 1 percent. The highest 90-day delinquency rate observed during that period occurred in 2009 at approximately 2 percent, which coincided with increased delinquencies in loans within Farmer Mac's then-held ethanol loan portfolio that Farmer Mac no longer holds.
For Farmer Mac's other lines of business, there are currently no delinquent AgVantage securities or Rural Utilities loans held or underlying LTSPCs, and USDA Securities are backed by the full faith and credit of the United States. As a result, across all of Farmer Mac's lines of business, 90-day delinquencies represented 0.25 percent of total business volume as of both March 31, 2018 and December 31, 2017.
Another indicator that Farmer Mac considers in analyzing the credit quality of its Farm & Ranch portfolio is the level of internally-rated "substandard" assets, both in dollars and as a percentage of the outstanding Farm & Ranch portfolio. Assets categorized as "substandard" have a well-defined weakness or weaknesses, and there is a distinct possibility that some loss will be sustained if deficiencies are not corrected. As of March 31, 2018, Farmer Mac's substandard assets were $221.2 million (3.2 percent of the Farm & Ranch portfolio), compared to $221.3 million (3.2 percent of the Farm & Ranch portfolio) as of December 31, 2017. Those substandard assets were comprised of 318 loans as of March 31, 2018 and 307 loans as of December 31, 2017. As of March 31, 2018, substandard asset volume includes several large exposures and represents a relatively diverse set of commodities. Farmer Mac's substandard asset volume remained flat from the prior quarter because assets newly classified as substandard were offset by upgrades in risk rating, payoffs, and paydowns of existing substandard assets. Farmer Mac expects that over time its substandard asset rate will eventually revert closer to, and possibly exceed, Farmer Mac's historical average due to macroeconomic factors and the cyclical nature of the agricultural economy. Farmer Mac's average substandard assets as a percentage of its Farm & Ranch portfolio over the last 15 years is approximately 4 percent. The highest substandard asset rate observed during that period occurred in 2010 at approximately 8 percent, which coincided with an increase in substandard loans within Farmer Mac's then-held ethanol portfolio that Farmer Mac no longer holds. If Farmer Mac's substandard asset rate continues to increase from current levels, it is likely that Farmer Mac's provision to the allowance for loan losses and the reserve for losses will also increase.
Although some credit losses are inherent to the business of agricultural lending, Farmer Mac believes that any losses associated with the current agricultural credit cycle will be moderated by the strength and diversity of its portfolio, which Farmer Mac believes is adequately collateralized.
Liquidity and Capital
Farmer Mac's core capital totaled $673.2 million as of March 31, 2018, exceeding the statutory minimum capital requirement by $136.9 million, or 26 percent, compared to $657.1 million as of December 31, 2017, which was $136.8 million, or 26 percent, above the statutory minimum capital requirement. The increase in capital in excess of the minimum capital level was due primarily to an increase in retained earnings, which was mostly offset by an increase in minimum capital required to support the growth of on-balance sheet assets during first quarter 2018.
As of March 31, 2018, Farmer Mac's total stockholders' equity was $745.3 million, compared to $708.1 million as of December 31, 2017. The increase in total stockholders' equity was a result of an increase in retained earnings and accumulated other comprehensive income. The increase in accumulated other comprehensive income was due to increases in fair value on certain floating-rate AgVantage securities.
As prescribed by FCA regulations, Farmer Mac is required to maintain a minimum of 90 days of liquidity. In accordance with the methodology prescribed by those regulations, Farmer Mac maintained an average of 192 days of liquidity during first quarter 2018 and had 156 days of liquidity as of March 31, 2018.
Use of Non-GAAP Measures
In the accompanying analysis of its financial information, Farmer Mac sometimes uses "non-GAAP measures," which are measures of financial performance that are not presented in accordance with generally accepted accounting principles in the United States (GAAP). Specifically, Farmer Mac uses the following non-GAAP measures: "core earnings," "core earnings per share," and "net effective spread." Farmer Mac uses these non-GAAP measures to measure corporate economic performance and develop financial plans because, in management's view, they are useful alternative measures in understanding Farmer Mac's economic performance, transaction economics, and business trends. The non-GAAP financial measures that Farmer Mac uses may not be comparable to similarly labeled non-GAAP financial measures disclosed by other companies. Farmer Mac's disclosure of these non-GAAP measures is intended to be supplemental in nature, and is not meant to be considered in isolation from, as a substitute for, or as more important than, the related financial information prepared in accordance with GAAP.
Core Earnings and Core Earnings per Share
Core earnings and core earnings per share principally differ from net income attributable to common stockholders and earnings per common share, respectively, by excluding the effects of fair value fluctuations. These fluctuations are not expected to have a cumulative net impact on Farmer Mac's financial condition or results of operations reported in accordance with GAAP if the related financial instruments are held to maturity, as is expected. Among other items, these fair value fluctuations have included unrealized gains or losses on financial derivatives and hedging activities. Since the beginning of first quarter 2017, Farmer Mac has excluded the effects of realized gains or losses resulting from the exchange of variation margin on its cleared derivatives portfolio in its calculations of core earnings and core earnings per share to present them on a consistent basis with quarters prior to 2017. More information about the the effects of realized gains or losses resulting from the exchange of variation margin on cleared derivatives is available in "Management's Discussion and Analysis of Financial Condition and Results of Operations—Use of Non-GAAP Measures"

in Farmer Mac's Quarterly Report on Form 10-Q for the period ended March 31, 2018 filed today with the U.S. Securities and Exchange Commission ("SEC").
Core earnings and core earnings per share also differ from net income attributable to common stockholders and earnings per common share, respectively, by excluding specified infrequent or unusual transactions that Farmer Mac believes are not indicative of future operating results and that may not reflect the trends and economic financial performance of Farmer Mac's core business. Accordingly, the one-time, non-cash charge to income tax expense due to the re-measurement of the net deferred tax asset was excluded from core earnings and core earnings per share. Farmer Mac re-measured its net deferred tax asset at a lower U.S. corporate tax rate due to the enactment of new tax legislation on December 22, 2017. This charge is excluded from core earnings and core earnings per share because it is not a frequently occurring transaction, is a non-cash charge, and is not indicative of future operating results. For a reconciliation of Farmer Mac's net income attributable to common stockholders to core earnings and of earnings per common share to core earnings per share, see the "Reconciliations" section below.
Net Effective Spread
Farmer Mac uses net effective spread to measure the net spread Farmer Mac earns between its interest-earning assets and the related net funding costs of these assets. Net effective spread differs from net interest income and net interest yield because it excludes (1) the amortization of premiums and discounts on assets consolidated at fair value that are amortized as adjustments to yield in interest income over the contractual or estimated remaining lives of the underlying assets; (2) interest income and interest expense related to consolidated trusts with beneficial interests owned by third parties, which are presented on Farmer Mac's consolidated balance sheets as "Loans held for investment in consolidated trusts, at amortized cost;" and (3) beginning January 1, 2018, the fair value changes of financial derivatives and the corresponding assets or liabilities designated in a fair value hedge relationship. Farmer Mac excludes from net effective spread premiums and discounts on assets consolidated at fair value because they either do not reflect actual cash premiums paid for the assets at acquisition or are not expected to have an economic effect on Farmer Mac's financial performance if the assets are held to maturity, as is expected. Farmer Mac also excludes from net effective spread the interest income and interest expense associated with the consolidated trusts and the average balance of the loans underlying these trusts to reflect management's view that the net interest income Farmer Mac earns on the related Farmer Mac Guaranteed Securities owned by third parties is effectively a guarantee fee. Accordingly, the excluded interest income and interest expense associated with consolidated trusts is reclassified to guarantee and commitment fees for purposes of determining Farmer Mac's core earnings.
Effective in first quarter 2018, Farmer Mac adopted ASU 2017-12, "Derivatives and Hedging (Topic 815): Targeted Improvements to Accounting for Hedging Activities." Prior to first quarter 2018, gains and losses on financial derivatives were included in "(Losses)/gains due to fair value changes" whether or not they were designated in hedge relationships. Beginning in first quarter 2018, gains and losses on financial derivatives in hedge relationships are included in either interest income or interest expense depending on the corresponding hedged financial asset or liability, respectively. Farmer Mac excludes from net effective spread those fair value changes of financial derivatives and the corresponding assets or liabilities designated in fair value hedge relationships because they are not expected to have an economic effect on Farmer Mac's financial performance if the financial derivatives and corresponding hedged items are held to maturity, as is expected.
Net effective spread also principally differs from net interest income and net interest yield because it includes the accrual of income and expense related to the contractual amounts due on financial derivatives that are not designated in hedge relationships ("undesignated financial derivatives"). Farmer Mac uses interest rate swaps to manage its interest rate risk exposure by synthetically modifying the interest rate reset or maturity characteristics of certain assets and liabilities.  The accrual of the contractual amounts due on interest rate swaps designated in hedge relationships is included as an adjustment to the yield or cost of the hedged item and is included in net interest income. For undesignated financial derivatives, Farmer Mac records the income or expense related to the accrual of the contractual amounts due in "Gains on financial derivatives and hedging activities" on the consolidated statements of operations.  However, the accrual of the contractual amounts due for undesignated financial derivatives are included in Farmer Mac's calculation of net effective spread.
Net effective spread also includes the net effects of terminations or net settlements on financial derivatives and hedging activities. The inclusion of these items in net effective spread, along with the accrual of contractual amounts due for undesignated financial derivatives described above, is intended to reflect management's view of the complete net spread between an asset and all of its related funding, including any associated derivatives, whether or not they are in a hedge relationship. More information about the specific components that relate to the net effects of terminations or net settlements on financial derivatives and hedging activities is available in "Management's Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations" in Farmer Mac's Quarterly Report on Form 10‑Q for the period ended March 31, 2018 filed today with the SEC.
For a reconciliation of net interest income and net interest yield to net effective spread, see the "Reconciliations" section below.

Forward-Looking Statements
Management's expectations for Farmer Mac's future necessarily involve a number of assumptions and estimates and the evaluation of risks and uncertainties.  Various factors or events, both known and unknown, could cause Farmer Mac's actual results to differ materially from the expectations as expressed or implied by the forward-looking statements in this release, including uncertainties regarding:

•	the availability to Farmer Mac of debt and equity financing and, if available, the reasonableness of rates and terms;

•	legislative or regulatory developments that could affect Farmer Mac, its sources of business, or the agricultural or rural utilities industries;

•	fluctuations in the fair value of assets held by Farmer Mac and its subsidiaries;

•
the rate and direction of development of the secondary market for agricultural mortgage and rural utilities loans, including lender interest in Farmer Mac's products and the secondary market provided by Farmer Mac;

•	the general rate of growth in agricultural mortgage and rural utilities indebtedness;

•
the effect of economic conditions, including the effects of drought and other weather-related conditions and fluctuations in agricultural real estate values, on agricultural mortgage lending and borrower repayment capacity;

•	the effect of any changes in Farmer Mac's executive leadership;

•	developments in the financial markets, including possible investor, analyst, and rating agency reactions to events involving government-sponsored enterprises, including Farmer Mac;

•	changes in the level and direction of interest rates, which could, among other things, affect the value of collateral securing Farmer Mac's agricultural mortgage loan assets;

•	the degree to which Farmer Mac is exposed to basis risk, which results from fluctuations in Farmer Mac's borrowing costs relative to market indexes such as LIBOR; and

•	volatility in commodity prices relative to costs of production, changes in U.S. trade policies, and/or fluctuations in export demand for U.S. agricultural products.
Other risk factors are discussed in "Risk Factors" in Part I, Item 1A in Farmer Mac's Annual Report on Form 10-K for the year ended December 31, 2017 filed with the SEC on March 8, 2018. In light of these potential risks and uncertainties, no undue reliance should be placed on any forward-looking statements expressed in this release.  The forward-looking statements contained in this release represent management's expectations as of the date of this release. Farmer Mac undertakes no obligation to release publicly the results of revisions to any forward-looking statements included in this release to reflect new information or any future events or circumstances, except as otherwise mandated by the SEC. The information contained in this release is not necessarily indicative of future results.
Earnings Conference Call Information
The conference call to discuss Farmer Mac's first quarter 2018 financial results will be held beginning at 11:00 a.m. eastern time on Thursday, May 10, 2018 and can be accessed by telephone or live webcast as follows:
Telephone (Domestic): (888) 346-2616
Telephone (International): (412) 902-4254
Webcast: https://www.farmermac.com/investors/events-presentations/
Presentation materials to be referenced during the call will be posted on the webpage that can be accessed by clicking on the link noted above. When dialing in to the call, please ask for the "Farmer Mac Earnings Conference Call." The call can be heard live and will also be available for replay on Farmer Mac’s website for two weeks following the conclusion of the call.
More complete information about Farmer Mac's performance for first quarter 2018 is set forth in Farmer Mac's Quarterly Report on Form 10-Q for the period ended March 31, 2018 filed today with the SEC.
About Farmer Mac
Farmer Mac is a vital part of the agricultural credit markets and works to increase access to and reduce the cost of capital for the benefit of American agricultural and rural communities. As the nation’s premier secondary market for agricultural credit, we provide financial solutions to a broad spectrum of the agricultural community, including agricultural lenders, agribusinesses, and other institutions that can benefit from access to flexible, low-cost financing and risk management tools. Farmer Mac's customers benefit from our low cost of funds, low overhead costs, and high operational efficiency. In fact, we are often able to provide the lowest cost of borrowing to agricultural and rural borrowers. For more than thirty years, Farmer Mac has been delivering the capital and commitment rural America deserves. Additional information about Farmer Mac (including the Quarterly Report on Form 10-Q and the Annual Report on Form 10-K referenced above) is available on Farmer Mac's website at www.farmermac.com.

CONTACT:     Jalpa Nazareth, Investor Relations
Megan Murray-Pelaez, Media Inquiries
(202) 872-7700

* * * *

FEDERAL AGRICULTURAL MORTGAGE CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(unaudited)

	As of
	March 31, 2018	December 31, 2017
	(in thousands)
Assets:
Cash and cash equivalents	$493,258	$302,022
Investment securities:
Available-for-sale, at fair value	2,193,352	2,215,405
Held-to-maturity, at amortized cost	45,032	45,032
Total Investment Securities	2,238,384	2,260,437
Farmer Mac Guaranteed Securities:
Available-for-sale, at fair value	5,839,387	5,471,914
Held-to-maturity, at amortized cost	2,182,043	2,126,274
Total Farmer Mac Guaranteed Securities	8,021,430	7,598,188
USDA Securities:
Trading, at fair value	11,558	13,515
Held-to-maturity, at amortized cost	2,127,769	2,117,850
Total USDA Securities	2,139,327	2,131,365
Loans:
Loans held for investment, at amortized cost	3,866,844	3,873,755
Loans held for investment in consolidated trusts, at amortized cost	1,441,718	1,399,827
Allowance for loan losses	(6,365)	(6,796)
Total loans, net of allowance	5,302,197	5,266,786
Real estate owned, at lower of cost or fair value	123	139
Financial derivatives, at fair value	5,142	7,093
Interest receivable (includes $10,179 and $17,373, respectively, related to consolidated trusts)	114,070	155,278
Guarantee and commitment fees receivable	39,997	39,895
Deferred tax asset, net	—	2,048
Prepaid expenses and other assets	43,308	29,023
Total Assets	$18,397,236	$17,792,274

Liabilities and Equity:
Liabilities:
Notes payable:
Due within one year	$7,896,359	$8,089,826
Due after one year	8,127,594	7,432,790
Total notes payable	16,023,953	15,522,616
Debt securities of consolidated trusts held by third parties	1,463,653	1,404,945
Financial derivatives, at fair value	22,570	26,599
Accrued interest payable (includes $8,533 and $14,631, respectively, related to consolidated trusts)	71,348	75,402
Guarantee and commitment obligation	38,487	38,400
Accounts payable and accrued expenses	25,641	14,096
Deferred tax liability, net	4,227	—
Reserve for losses	2,091	2,070
Total Liabilities	17,651,970	17,084,128
Commitments and Contingencies (Note 6)
Equity:
Preferred stock:
Series A, par value $25 per share, 2,400,000 shares authorized, issued and outstanding	58,333	58,333
Series B, par value $25 per share, 3,000,000 shares authorized, issued and outstanding	73,044	73,044
Series C, par value $25 per share, 3,000,000 shares authorized, issued and outstanding	73,382	73,382
Common stock:
Class A Voting, $1 par value, no maximum authorization, 1,030,780 shares outstanding	1,031	1,031
Class B Voting, $1 par value, no maximum authorization, 500,301 shares outstanding	500	500
Class C Non-Voting, $1 par value, no maximum authorization, 9,119,416 shares and 9,087,670 shares outstanding, respectively	9,119	9,088
Additional paid-in capital	118,208	118,979
Accumulated other comprehensive income, net of tax	72,111	51,085
Retained earnings	339,538	322,704
Total Equity	745,266	708,146
Total Liabilities and Equity	18,397,236	17,792,274

FEDERAL AGRICULTURAL MORTGAGE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	For the Three Months Ended
	March 31, 2018	March 31, 2017
	(in thousands, except per share amounts)
Interest income:
Investments and cash equivalents	$11,463	$7,243
Farmer Mac Guaranteed Securities and USDA Securities	62,430	42,522
Loans	45,653	36,852
Total interest income	119,546	86,617
Total interest expense	76,317	49,546
Net interest income	43,229	37,071
Release of/(provision for) loan losses	431	(637)
Net interest income after release of (provision for) loan losses	43,660	36,434
Non-interest income:
Guarantee and commitment fees	3,499	3,844
(Losses)/gains on financial derivatives and hedging activities	(3,850)	2,486
Gains/(losses) on trading securities	16	(82)
Losses on sale of real estate owned	—	(5)
Other income	574	553
Non-interest income	239	6,796
Non-interest expense:
Compensation and employee benefits	6,654	6,317
General and administrative	4,326	3,800
Regulatory fees	625	625
Real estate owned operating costs, net	16	—
Provision for/(release of) reserve for losses	21	(193)
Non-interest expense	11,642	10,549
Income before income taxes	32,257	32,681
Income tax expense	6,438	10,786
Net income	25,819	21,895
Less: Net loss attributable to non-controlling interest	—	15
Net income attributable to Farmer Mac	25,819	21,910
Preferred stock dividends	(3,295)	(3,295)
Net income attributable to common stockholders	$22,524	$18,615

Earnings per common share and dividends:
Basic earnings per common share	$2.12	$1.76
Diluted earnings per common share	$2.10	$1.73
Common stock dividends per common share	$0.58	$0.36

Reconciliations
Reconciliations of Farmer Mac's net income attributable to common stockholders to core earnings and core earnings per share are presented in the following tables along with information about the composition of core earnings for the periods indicated:

Reconciliation of Net Income Attributable to Common Stockholders to Core Earnings
	For the Three Months Ended
	March 31, 2018	December 31, 2017	March 31, 2017
	(in thousands, except per share amounts)
Net income attributable to common stockholders	$22,524	$16,710	$18,615
Less reconciling items:
Gains/(losses) on financial derivatives and hedging activities due to fair value changes	285	(264)	4,805
Unrealized gains/(losses) on trading securities	16	60	(82)
Amortization of premiums/discounts and deferred gains on assets consolidated at fair value	(686)	(129)	(127)
Net effects of terminations or net settlements on financial derivatives and hedging activities(1)	1,242	632	948
Re-measurement of net deferred tax asset due to enactment of new tax legislation	—	(1,365)	—
Income tax effect related to reconciling items	(180)	(105)	(1,941)
Sub-total	677	(1,171)	3,603
Core earnings	$21,847	$17,881	$15,012

Composition of Core Earnings:
Revenues:
Net effective spread(2)	$37,101	$37,467	$32,526
Guarantee and commitment fees(3)	5,083	5,157	5,316
Other(4)	428	69	485
Total revenues	42,612	42,693	38,327

Credit related (income)/expense (GAAP):
(Release)/provision for losses	(410)	464	444
REO operating expenses	16	—	—
(Gains)/losses on sale of REO	—	(964)	5
Total credit related (income)/expense	(394)	(500)	449

Operating expenses (GAAP):
Compensation and employee benefits	6,654	5,247	6,317
General and administrative	4,326	4,348	3,800
Regulatory fees	625	625	625
Total operating expenses	11,605	10,220	10,742

Net earnings	31,401	32,973	27,136
Income tax expense(5)	6,259	11,796	8,844
Net loss attributable to non-controlling interest (GAAP)	—	—	(15)
Preferred stock dividends (GAAP)	3,295	3,296	3,295
Core earnings	$21,847	$17,881	$15,012

Core earnings per share:
Basic	$2.06	$1.68	$1.42
Diluted	2.03	1.65	1.39

(1)
Effective in fourth quarter 2017, Farmer Mac revised its methodology for calculating net effective spread, which is a component of core earnings, to also include the net effects of terminations or net settlements on financial derivatives and hedging activities. All prior period information has been recast to reflect the revised methodology. For more information, see "Use of Non-GAAP Measures—Net Effective Spread" above and the information set forth below.

(2)
Net effective spread is a non-GAAP measure. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Use of Non-GAAP Measures—Net Effective Spread" for an explanation of net effective spread. See below for a reconciliation of net interest income to net effective spread.

(3)
Includes interest income and interest expense related to consolidated trusts owned by third parties reclassified from net interest income to guarantee and commitment fees to reflect management's view that the net interest income Farmer Mac earns is effectively a guarantee fee on the consolidated Farmer Mac Guaranteed Securities.

(4)
Reflects reconciling adjustments for the reclassification to exclude expenses related to interest rate swaps not designated as hedges and terminations or net settlements on financial derivatives and hedging activities, and reconciling adjustments to exclude fair value adjustments on financial derivatives and trading assets and the recognition of deferred gains over the estimated lives of certain Farmer Mac Guaranteed Securities and USDA Securities.

(5)	Includes the tax impact of non-GAAP reconciling items between net income attributable to common stockholders and core earnings.

Reconciliation of GAAP Basic Earnings Per Share to Core Earnings Basic Earnings Per Share
	For the Three Months Ended
	March 31, 2018	December 31, 2017	March 31, 2017
	(in thousands, except per share amounts)
GAAP - Basic EPS	$2.12	$1.57	$1.76
Less reconciling items:
Gains/(losses) on financial derivatives and hedging activities due to fair value changes	0.03	(0.03)	0.45
Unrealized gains/(losses) on trading securities	—	0.01	(0.01)
Amortization of premiums/discounts and deferred gains on assets consolidated at fair value	(0.06)	(0.01)	(0.01)
Net effects of terminations or net settlements on financial derivatives and hedging activities	0.12	0.06	0.09
Re-measurement of net deferred tax asset due to enactment of new tax legislation	—	(0.13)	—
Income tax effect related to reconciling items	(0.03)	(0.01)	(0.18)
Sub-total	0.06	(0.11)	0.34
Core Earnings - Basic EPS	$2.06	$1.68	$1.42

Shares used in per share calculation (GAAP and Core Earnings)	10,622	10,618	10,551

Reconciliation of GAAP Diluted Earnings Per Share to Core Earnings Diluted Earnings Per Share
	For the Three Months Ended
	March 31, 2018	December 31, 2017	March 31, 2017
	(in thousands, except per share amounts)
GAAP - Diluted EPS	$2.10	$1.55	$1.73
Less reconciling items:
Gains/(losses) on financial derivatives and hedging activities due to fair value changes	0.03	(0.02)	0.45
Unrealized gains/(losses) on trading securities	—	0.01	(0.01)
Amortization of premiums/discounts and deferred gains on assets consolidated at fair value	(0.06)	(0.01)	(0.01)
Net effects of terminations or net settlements on financial derivatives and hedging activities	0.12	0.06	0.09
Re-measurement of net deferred tax asset due to enactment of new tax legislation	—	(0.13)	—
Income tax effect related to reconciling items	(0.02)	(0.01)	(0.18)
Sub-total	0.07	(0.10)	0.34
Core Earnings - Diluted EPS	$2.03	$1.65	$1.39

Shares used in per share calculation (GAAP and Core Earnings)	10,741	10,815	10,782

The following table presents a reconciliation of net interest income and net yield to net effective spread for the periods indicated:

Reconciliation of GAAP Net Interest Income/Yield to Net Effective Spread
	For the Three Months Ended
	March 31, 2018		December 31, 2017		March 31, 2017
	Dollars	Yield	Dollars	Yield	Dollars	Yield
	(dollars in thousands)
Net interest income/yield	$43,229	0.98%	$41,283	0.94%	$37,071	0.96%
Net effects of consolidated trusts	(1,584)	0.04%	(1,673)	0.04%	(1,472)	0.03%
Expense related to undesignated financial derivatives	(2,302)	(0.06)%	(1,943)	(0.05)%	(2,867)	(0.08)%
Amortization of premiums/discounts on assets consolidated at fair value	694	0.02%	(28)	—%	134	—%
Amortization of losses due to terminations or net settlements on financial derivatives and hedging activities	(98)	—%	(172)	—%	(340)	(0.01)%
Fair value changes on fair value hedge relationships	(2,838)	(0.07)%	—	—%	—	—%
Net effective spread	$37,101	0.91%	$37,467	0.93%	$32,526	0.90%

The following table presents core earnings for Farmer Mac's reportable operating segments and a reconciliation to consolidated net income for the three months ended March 31, 2018:

Core Earnings by Business Segment
For the Three Months Ended March 31, 2018
	Farm & Ranch	USDA Guarantees	Rural Utilities	Institutional Credit	Corporate	Reconciling Adjustments		Consolidated Net Income
	(in thousands)
Net interest income	$14,941	$5,070	$2,537	$17,832	$2,849	$—		$43,229
Less: reconciling adjustments(1)(2)(3)	(2,401)	(670)	413	(3,008)	(462)	6,128		—
Net effective spread	12,540	4,400	2,950	14,824	2,387	6,128		—
Guarantee and commitment fees(2)	4,378	166	449	90	—	(1,584)		3,499
Other income/(expense)(3)	557	5	5	—	(139)	(3,688)		(3,260)
Non-interest income/(loss)	4,935	171	454	90	(139)	(5,272)		239

Provision for loan losses	431	—	—	—	—	—		431

Provision for reserve for losses	(21)	—	—	—	—	—		(21)
Other non-interest expense	(4,520)	(1,193)	(673)	(1,846)	(3,389)	—		(11,621)
Non-interest expense(4)	(4,541)	(1,193)	(673)	(1,846)	(3,389)	—		(11,642)
Core earnings before income taxes	13,365	3,378	2,731	13,068	(1,141)	856	(5)	32,257
Income tax (expense)/benefit	(2,807)	(709)	(574)	(2,744)	575	(179)		(6,438)
Core earnings before preferred stock dividends and attribution of income to non-controlling interest	10,558	2,669	2,157	10,324	(566)	677	(5)	25,819
Preferred stock dividends	—	—	—	—	(3,295)	—		(3,295)
Segment core earnings/(losses)	$10,558	$2,669	$2,157	$10,324	$(3,861)	$677	(5)	$22,524

Total assets at carrying value	$4,306,960	$2,195,714	$1,043,335	$8,066,231	$2,784,996	$—		$18,397,236
Total on- and off-balance sheet program assets at principal balance	$6,932,002	$2,391,739	$1,729,797	$8,325,905	$—	$—		$19,379,443

(1)	Excludes the amortization of premiums and discounts on assets consolidated at fair value, originally included in interest income, to reflect core earnings amounts.

(2)
Includes the reclassification of interest income and interest expense from consolidated trusts owned by third parties to guarantee and commitment fees, to reflect management's view that the net interest income Farmer Mac earns is effectively a guarantee fee.

(3)
Includes the reclassification of interest expense related to interest rate swaps not designated as hedges, which are included in "(Losses)/gains on financial derivatives and hedging activities" on the consolidated financial statements, to determine the effective funding cost for each operating segment.

(4)	Includes directly attributable costs and an allocation of indirectly attributable costs based on employee headcount.

(5)
Net adjustments to reconcile to the corresponding income measures: core earnings before income taxes reconciled to income before income taxes; core earnings before preferred stock dividends and attribution of income to non-controlling interest reconciled to net income; and segment core earnings reconciled to net income attributable to common stockholders.

Supplemental Information

The following table sets forth information regarding outstanding volume in each of Farmer Mac's four lines of business as of the dates indicated:

Lines of Business - Outstanding Business Volume
	As of March 31, 2018	As of December 31, 2017
	(in thousands)
On-balance sheet:
Farm & Ranch:
Loans	$2,832,641	$2,798,906
Loans held in trusts:
Beneficial interests owned by third party investors	1,441,718	1,399,827
USDA Guarantees:
USDA Securities	2,077,708	2,068,017
Farmer Mac Guaranteed USDA Securities	29,596	29,980
Rural Utilities:
Loans	1,043,477	1,076,291
Institutional Credit:
AgVantage securities	8,014,349	7,593,322
Total on-balance sheet	$15,439,489	$14,966,343
Off-balance sheet:
Farm & Ranch:
LTSPCs	$2,343,146	$2,335,342
Guaranteed Securities	314,497	333,511
USDA Guarantees:
Farmer Mac Guaranteed USDA Securities	284,435	254,217
Rural Utilities:
LTSPCs(1)	686,320	806,342
Institutional Credit:
AgVantage securities	11,556	11,556
Revolving floating rate AgVantage facility(2)	300,000	300,000
Total off-balance sheet	$3,939,954	$4,040,968
Total	$19,379,443	$19,007,311

(1)	Includes $20.0 million related to one-year loan purchase commitments on which Farmer Mac receives a nominal unused commitment fee as of both March 31, 2018 and 2017.

(2)
During first quarter 2018, this facility was not utilized. During 2017, $100.0 million of this facility was drawn and subsequently repaid. Farmer Mac receives a fixed fee based on the full dollar amount of the facility. If the counterparty draws on the facility, the amounts drawn will be in the form of AgVantage securities, and Farmer Mac will earn interest income on those securities.

The following table presents the quarterly net effective spread by segment:

	Net Effective Spread by Line of Business
	Farm & Ranch		USDA Guarantees		Rural Utilities		Institutional Credit		Corporate		Net Effective Spread(1)
	Dollars	Yield	Dollars	Yield	Dollars	Yield	Dollars	Yield	Dollars	Yield	Dollars	Yield
	(dollars in thousands)
For the quarter ended:
March 31, 2018(2)	$12,540	1.80%	$4,400	0.82%	$2,950	1.12%	$14,824	0.78%	$2,387	0.36%	$37,101	0.91%
December 31, 2017	12,396	1.80%	4,979	0.93%	3,057	1.14%	14,800	0.78%	2,235	0.35%	37,467	0.93%
September 30, 2017	11,303	1.73%	4,728	0.90%	2,765	1.07%	14,455	0.78%	2,725	0.41%	35,976	0.91%
June 30, 2017	11,158	1.77%	4,551	0.87%	2,669	1.06%	14,467	0.81%	2,489	0.36%	35,334	0.91%
March 31, 2017(2)	10,511	1.77%	4,561	0.89%	2,568	1.04%	12,615	0.82%	2,271	0.32%	32,526	0.90%
December 31, 2016	10,131	1.75%	5,152	1.04%	2,530	1.02%	11,636	0.78%	1,999	0.26%	31,448	0.88%
September 30, 2016	10,476	1.86%	4,994	1.03%	2,541	1.01%	11,431	0.75%	2,239	0.24%	31,681	0.85%
June 30, 2016	9,644	1.74%	4,392	0.92%	2,459	0.98%	11,412	0.77%	2,596	0.29%	30,503	0.83%
March 31, 2016	9,238	1.67%	4,118	0.87%	2,438	0.99%	11,093	0.80%	2,553	0.26%	29,440	0.81%

(1)
Net effective spread is a non-GAAP measure. Effective in fourth quarter 2017, Farmer Mac revised its methodology for calculating net effective spread to also include the net effects of terminations or net settlements on financial derivatives and hedging activities. All prior period information has been recast to reflect the revised net effective spread methodology. See "Use of Non-GAAP Measures—Net Effective Spread" above for more information about net effective spread.

(2)	See above for a reconciliation of GAAP net interest income by line of business to net effective spread by line of business for three months ended March 31, 2018.

The following table presents quarterly core earnings reconciled to net income attributable to common stockholders:

Core Earnings by Quarter Ended
	March 2018	December 2017	September 2017	June 2017	March 2017	December 2016	September 2016	June 2016	March 2016
	(in thousands)
Revenues:
Net effective spread	$37,101	$37,467	$35,976	$35,334	$32,526	$31,448	$31,681	$30,503	$29,440
Guarantee and commitment fees	5,083	5,157	4,935	4,942	5,316	5,158	4,533	4,810	4,669
Other	428	69	274	107	485	545	713	466	346
Total revenues	42,612	42,693	41,185	40,383	38,327	37,151	36,927	35,779	34,455

Credit related (income)/expense:
(Release of)/provision for losses	(410)	464	384	466	444	512	(31)	458	63
REO operating expenses	16	—	—	23	—	—	—	—	39
(Gains)/losses on sale of REO	—	(964)	(32)	(757)	5	—	(15)	—	—
Total credit related (income)/expense	(394)	(500)	352	(268)	449	512	(46)	458	102

Operating expenses:
Compensation and employee benefits	6,654	5,247	5,987	6,682	6,317	5,949	5,438	5,611	5,774
General and administrative	4,326	4,348	3,890	3,921	3,800	4,352	3,474	3,757	3,526
Regulatory fees	625	625	625	625	625	625	613	612	613
Total operating expenses	11,605	10,220	10,502	11,228	10,742	10,926	9,525	9,980	9,913

Net earnings	31,401	32,973	30,331	29,423	27,136	25,713	27,448	25,341	24,440
Income tax expense	6,259	11,796	10,268	10,307	8,844	9,189	9,577	8,979	8,568
Net (loss)/income attributable to non-controlling interest(1)	—	—	—	(150)	(15)	28	(18)	(16)	(28)
Preferred stock dividends	3,295	3,296	3,295	3,296	3,295	3,296	3,295	3,296	3,295
Core earnings	$21,847	$17,881	$16,768	$15,970	$15,012	$13,200	$14,594	$13,082	$12,605

Reconciling items:
Gains(losses) on financial derivatives and hedging activities due to fair value changes	285	(264)	2,737	2,221	4,805	17,233	1,460	(2,076)	(2,989)
Unrealized gains/(losses) on trading assets	16	60	—	(2)	(82)	(474)	1,182	394	358
Amortization of premiums/discounts and deferred gains on assets consolidated at fair value	(686)	(129)	(954)	(117)	(127)	(40)	(157)	(371)	(281)
Net effects of terminations or net settlements on financial derivatives and hedging activities	1,242	632	862	232	948	2,150	238	398	(608)
Re-measurement of net deferred tax asset due to enactment of new tax legislation	—	(1,365)	—	—	—	—	—	—	—
Income tax effect related to reconciling items	(180)	(105)	(926)	(816)	(1,941)	(6,604)	(953)	579	1,232
Net income attributable to common stockholders	$22,524	$16,710	$18,487	$17,488	$18,615	$25,465	$16,364	$12,006	$10,317

(1)	As of May 1, 2017, Farmer Mac transferred its entire 65% ownership interest in AgVisory back to the limited liability company.